Exhibit 21.1

EMERA INCORPORATED SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization
Tampa Electric Company	Florida
Nova Scotia Power Incorporated	Nova Scotia
Peoples Gas System, Inc.	Florida